  Exhibit 99.1
As of 3/25/2020

Investor Fact Sheet related to COVID-19

Contents
Manufacturing and Supply	2
Workforce	2
Commercial	3
Clinical Trial Conduct	3
Balance Sheet and Capital Allocation	3
Regulatory	4

As of 3/25/2020
Manufacturing and Supply
Bristol Myers Squibb is diligently monitoring manufacturing and supply facilities across the globe. At this time, the Company does not anticipate disruptions to the supply of our medicines for patients due to COVID-19.

All of our internal manufacturing facilities are operating as usual, along with our key contract manufacturers.

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BMS manufacturing sites for key products are located in the U.S. (Massachusetts, New York, New Jersey, Arizona, Washington) and Puerto Rico, as well as in Europe (Switzerland, Ireland). We have manufacturing facilities in China and Japan, which supply their respective local markets.

We continue to hold an adequate amount of safety stock and are at an appropriate level based on anticipated needs.

At this time, we are not seeing disruptions to our ability to supply medicines to our customers and patients. Logistics considerations have been increasingly complex due COVID-19, however, operational plans have been in place and are successfully mitigating these challenges.

Workforce
We have implemented a number of measures to protect the health and safety of our workforce while continuing to deliver medicines for patients who need them.

These measures include a mandatory work-from-home policy for our global workforce who can perform their jobs from home as well as restrictions on business travel, workplace and in-person meetings.

As it relates to manufacturing personnel, all manufacturing sites remain open supported by on-site personnel as required. We are taking every precaution to ensure the safety and health of members of our workforce who are coming to our sites to perform business-critical activities.
Field-based personnel, in the U.S. (effective March 13) and a number of other markets, have suspended in-person customer interactions in healthcare settings. Our field personnel have moved to a remote engagement model to ensure continued support for healthcare professionals, patient care and access to our medicines.

Direction from local health and government authorities takes precedent over our global company guidelines in certain markets.

Our workforce in China are now reporting back to work as the spread of the virus appears to be controlled and measures are in place to keep them safe.

We will continue to closely monitor the situation and update our measures as appropriate.

As of 3/25/2020
Commercial
As of March 24, 2020, we’ve seen minimal impact on global demand trends.

Operationally, in the US and a number of other markets, we suspended in-person interactions by our customer-facing (field) personnel in healthcare settings. Our field personnel have moved to a remote engagement model to ensure continued support for healthcare professionals, patient care and access to our medicines.

The situation remains dynamic and it is still too early to assess the potential impact on the current business, though factors that could be important include the ability of patients to access treatment centers and changes in buying patterns. We continue to monitor the sitation closely and we will know more over time.

Clinical Trial Conduct
BMS has issued a letter to investigators on how the company is conducting clinical trials in the current environment.  The decisions the company has taken are intended to protect the safety of study participants, our employees and staff at clinical trial sites and ensure regulatory compliance and scientific integrity of trial data.

Full details are in the company’s letter, and of note:

For ongoing studies (i.e. those that have passed First Patient First Visit):
•	Existing sites can continue to recruit new patients when appropriate
•	No new sites will be activated until April 13, 2020 – a date that could be extended
For new studies (i.e. those that have not yet passed First Patient First Visit):
•	No sites will be initiated nor activated until April 13, 2020 – a date that could be extended

Cell therapy trials

Consistent with the principles in the company’s letter, BMS has temporarily suspended screening, enrollment and apheresis in our cellular therapy clinical trials.  The decision to temporarily suspend further screening, enrollment and apheresis is not considered an urgent safety measure and does not impact the ongoing Biologics License Application (BLA) activities with the U.S. FDA for idecabtagene vicleucel (ide-cel, bb2121) or lisocabtagene maraleucel (liso-cel, JCAR017). The clinical trials that form the basis for these applications have completed enrollment.

Balance Sheet and Capital Allocation
On December 31st 2019, the company reported over $16 billion in cash & marketable securities.

The company continues to employ a balanced approach to capital allocation including prioritizing debt reduction and achieving <1.5x Debt/EBITDA by the end of 2023, continued commitment to the dividend, and sourcing innovation through business development and M&A.

As of 3/25/2020
Regulatory
We continue to engage with regulatory authorities around the world and have been encouraged by their continued commitment in ongoing regulatory processes.

Previously announced upcoming milestones are:
•	Ozanimod for MS: FDA PDUFA date March 25, 2020; currently under review in Europe
•	Reblozyl for 2L RS+ MDS-associated anemia: FDA PDUFA date April 4, 2020; currently under review in Europe
•	Opdivo + Yervoy (CM-227) for 1st line NSCLC: FDA PDUFA date May 15, 2020
•	Liso-cel for 3L+ LBCL: FDA PDUFA date August 17th, 2020
•	Ide-cel for 4L+ MM : BLA submission expected in 1H 2020

We continue to monitor the situation closely.

Cautionary Statement Regarding Forward-Looking Statements

This fact sheet contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the research, development and commercialization of pharmaceutical products, Bristol Myers Squibb’s manufacturing and product supply, workforce, sales efforts, clinical trial activities, financial guidance, and Contingent Value Right assets, and COVID-19. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. Such forward-looking statements are based on historical performance and current expectations and projections about our future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including regarding the global spread and impact of COVID-19, that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond our control and could cause our future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. No forward-looking statement can be guaranteed. Forward-looking statements in this release should be evaluated together with the many risks and uncertainties that affect Bristol Myers Squibb’s business and market, particularly those identified in the cautionary statement and risk factors discussion in Bristol Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, Bristol Myers Squibb undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.